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Confidential Treatment Requested by argenx SE
Pursuant to 17 C.F.R. Section 200.83

Exhibit 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
argenx BVBA	Belgium
argenx US, Inc.	United States

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  Exhibit 21.1
Subsidiaries